Exhibit 10.1

AMENDED AND RESTATED

PARAMETERS OF AWARDS OF STOCK OPTIONS AND RESTRICTED SHARES

1.               structure two types of equity based awards:

a.               Performance Shares: Restricted Shares the vesting of which is based on the Corporation achieving agreed performance targets tied to the Return on Equity (“ROE”) of the Corporation (“Performance Shares”).

i.                  Performance Shares may be earned by Executive and Senior Officers.  The number of Performance Shares that may be earned will be based on the Corporation’s ROE over a defined performance period, with an additional period of time for vesting after the performance period.  The initial performance period shall be the 21-month period beginning on April 1, 2005 and ending on December 31, 2006.

ii.               The ROE targets and award percentages for the Performance Shares shall be structured as follows:

Level*	ROE Values**	Percentage of Award to be Earned
Minimum	14.0%	50.0%
Target	18.0%	100%
Maximum	22.0%	120%

*   No Performance Shares will be earned if the Minimum ROE is not attained.  The number of Performance Shares that may be earned for ROE Values between the Minimum and Target, and between the Target and Maximum, will be determined by interpolation.

** The ROE Values are based on core net income and core book value, so there is no effect of the non-cash mark-to-market of swaps.

iii.            No dividends will be accrued or paid on the Performance Shares during the performance period. Following the performance period, and prior to the full vesting of the Performance Shares, dividends on earned Performance Shares will be accrued but not paid until the vesting of the shares.  Earned Performance Shares will vest on the date which is two years following the end of the performance period.

iv.           If (a) there is a material restatement of the Corporation’s financial results for any financial reporting period and such financial reporting period also was part of the performance period and (b) as a result of the restatement the Corporation’s ROE for the performance period changes, then the number of Performance Shares that may be earned shall be determined based on the Corporation’s ROE after giving effect to the restatement.

b.              Options with Dividend Equivalent Rights (“Options w/ DERs”) which vest after four years, contingent on the recipient’s continued employment by the Corporation, and have a seven-year term

c.               Both the Performance Shares and the Options w/ DERs will be subject to forfeiture prior to their vesting by a recipient that (i) terminates his employment with the Corporation or (ii) whose employment by the Corporation is terminated for Cause.

2.               award these instruments as follows:

a.               Executive and Senior Officers: annual awards of Options w/ DERs and Performance Shares, with two year performance targets and two year cliff vesting of the earned performance shares

b.              Other Managers: periodic awards of Options w/ DERs only

c.               New hires and other special situations are eligible to receive awards consistent with their positions in the Corporation as recommended by the Chief Executive Officer of the Corporation and approved by the Compensation Committee.

3.               ownership guidelines

a.               the Board will establish ownership guidelines for the Corporation’s Directors and Officers; Directors and Officers should own shares of the Corporation’s common stock equal to a multiple of the recipient’s respective annual compensation as follows:

multiple
i.	CEO	five
ii.	Executive Officers	three
iii.	Senior Officers	two
iv.	Other Managers	n.a.

b.              the Chief Executive Officer will recommend to the Board the portion of shares issued to managers under the Incentive Plan that the Corporation expects the managers to retain, after providing for the sale of sufficient shares by the managers to meet their tax liabilities relative to the awards of the shares, with the target retention percentage expected to be not less than 60% of the net, after tax value of shares received.